OFFICER'S CERTIFICATE FOR ARTICLES OF AMENDMENT
              AND RESTATEMENT TO THE ARTICLES OF INCORPORATION
                         OF MID-AMERICA BANCORP

I hereby certify that:

       I. I am the duly elected and acting President of Mid-America Bancorp (the "Corporation").

       II.     The Corporation's Articles of Restatement of the
Articles of Incorporation of Mid-America Bancorp (the "Restated
Articles") are attached as Annex A to this Officer's Certificate and contain amendments to the Articles of Incorporation requiring shareholder approval.

       III. As contemplated by KRS 271B.10-070(4)(b), the information required by KRS 271B.10-060 is as follows:

               (A)     The name of the Corporation is Mid-America
Bancorp.

               (B) The Restated Articles (1) delete the current Articles VII, VIII, and IX of the Corporation's Articles of Incorporation and (2) amend Articles VI, VII, and VIII of the Corporation's Articles of Incorporation. The texts of Articles
VI, VII, and VIII, as hereby amended, are included as set out in Articles VI, VII, and VIII in the Restated Articles.

               (C)     None of the amendments provides for an
exchange, reclassification, or cancellation of issued shares.

               (D) The amendments were adopted by holders of the Corporation's common stock, the Corporation's sole class of issued and outstanding shares, at the Corporation's 1989 Annual Meeting of Shareholders (the "1989 Annual Meeting") on April 10, 1989. There were 5,318,720 shares of common stock issued, outstanding and entitled to vote at the 1989 Annual Meeting, of which 4,222,224 shares were indisputably represented at the 1989 Annual Meeting. The Amendments were approved by a vote of 4,114,510 shares of common stock cast in favor of, and 76,544 shares of common stock cast against, the amendments, with 31,170 shares abstaining.

       IN WITNESS WHEREOF, I have signed this certificate on April 27, 1989.

                                                /s/ Orson Oliver
                                                Orson Oliver
                                                President


                                ANNEX A


                        ARTICLES OF RESTATEMENT
                                 OF
                      ARTICLES OF INCORPORATION
                                 OF
                         MID-AMERICA BANCORP


            Pursuant to KRS 271B.10-070(4), Articles of
Restatement of Articles of Incorporation of Mid-America Bancorp
(the "Corporation") are hereby adopted:

            FIRST:  The name of the Corporation is Mid-America
Bancorp.

            SECOND:  The Corporation's Restated Articles of
Incorporation are as follows:


                             ARTICLE I

            The name of the Corporation is Mid-America Bancorp.


                            ARTICLE II

            The purpose or purposes for which the Corporation is organized are, subject to the restrictions imposed upon it by applicable Federal and State laws and regulations governing bank holding companies, the following:

    1. To engage in any or all lawful business for which corporations may be incorporated under the Kentucky Business Corporation Act, and to exercise any and all powers that corporations may now or hereafter exercise under the Kentucky Business Corporation Act, whether or not specifically enumerated herein.

    2.      To act as a bank holding company.

    3. To purchase, take, receive, lease or otherwise acquire, own, hold, improve, use or otherwise deal in and with real and personal property, or any interest therein, wherever situated.

    4. To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets.

    5. To act as agent, broker or attorney-in-fact for others for any purpose whatsoever.

    6. To purchase, take, receive, subscribe for and otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, use and deal in and with, shares and other interests in, and promissory notes, bills of exchange, trade acceptances and other obligations of itself or other corporations (whether domestic or foreign), associations, partnerships or individuals, and direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality, or a governmental instrumentality.

    7. To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the Corporation may determine, issue its notes, bonds and other obligations and secure them by mortgage or pledge of all or any of its property, franchises and income, and to issue its notes, bonds and other evidences of indebtedness convertible into common or preferred stock or other securities of the Corporation.

    8. To apply for, obtain, register, purchase, lease or otherwise acquire, and to hold, use, pledge, lease, sell, assign or otherwise dispose of, formulas, secret processes, distinctive marks, improvements, processes, trade names, trademarks, copyrights, patents, licenses, concessions and the like, whether used in connection with or secured under letters or patents, or issued by any country or authority, or otherwise; and to issue, exercise, develop and grant licenses in respect thereof or otherwise turn them to account.

    9. To purchase or otherwise acquire, hold, sell, pledge, transfer or otherwise dispose of, and to re-issue or cancel the shares of its own capital stock or any securities or other obligations of the Corporation in the manner and to the full extent now or hereafter permitted by the laws of the Commonwealth of Kentucky and applicable federal laws and regulations.

    10. To pay pensions and establish pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans, and other incentive plans for any or all of its directors, officers and employees.

    11. To make donations for the public welfare and for charitable, scientific or educational purposes and in aid of the United States government.

    12. To lend its funds or credit from time to time to such extent, to such persons, firms, associations, corporations, governments or subdivisions thereof, and on such terms and on such security, if any, or without security, as the Board of Directors of the Corporation may determine and as may be lawful.

    13. To conduct its business, carry on its operations, have offices and exercise its corporate powers in any state, territory, district and possession of the United States and in any foreign country.

    14. To be a promoter, partner, limited partner, member, associate or manger of any partnership, limited partnership, joint venture, trust or other enterprise, and to do all things necessary or proper in connection therewith as a natural person might or could do.

    15. To acquire, in whole or in part, the assets, property, rights and goodwill of any corporation, association, partnership or individual and to assume and agree to pay the whole or any part of the liabilities and obligations of the transferor.

    16. To such extent as a corporation organized under the Kentucky Business Corporation Act may now or hereafter lawfully do, as principal or agent, along or in connection with other corporations, firms or individuals, to do all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes, or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation, or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be organized to do, or to exercise under the Kentucky Business Corporation Act or under any laws amendatory thereof, supplemental thereto, or substituted therefor; and to do any or all of the things hereinabove set forth to the same extent as natural persons might or could do.

            The foregoing clauses shall be construed as powers, as well as objects and purposes, and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the general powers of the Corporation nor the meaning of the general powers of the Corporation nor the meaning of the general terms used in describing any such purposes and powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

                               ARTICLE III

            The period of duration of the Corporation shall be perpetual.

                               ARTICLE IV

            The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 10,750,000 shares which shall be divided into two classes as follows:

     10,000,000 shares of Common Stock, having no par value per share and

     750,000 shares of Preferred Stock, having no par value per share.

            The designations, voting powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the above classes of stock shall be as follows:

            (a) The Common Stock shall be without distinction as to powers, preferences and rights and such stock may be issued for such consideration as shall from time to time be fixed by the Board of Directors.

            (b) Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

            (c) Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such shareholder of record on the books of the Corporation on all matters voted upon by the stockholders except that at each election for directors, each holder of Common Stock entitled to vote at such election shall have the right to cast as many votes in the aggregate as equal the total number of shares of Common Stock held by such shareholder multiplied by the number of directors to be elected at such election; and each such shareholder may cast the whole number of votes for one candidate, or distribute such votes among two or more candidates.

            (d) The Board of Directors of the Corporation is hereby expressly authorized to issue shares of Preferred Stock, from time to time, in such series, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, and as are not stated or expressed in this Certificate of Incorporation or any amendment thereto including determination of any of the following:

                    (1)     The rate of dividend;

                    (2) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                    (3) The amount payable upon shares in event of voluntary or involuntary liquidation;

                    (4) Sinking fund provisions, if any, for the redemption or purchase of shares;

                    (5) The terms and conditions, if any, on which shares may be converted;

                    (6)     Voting rights, if any;

                    (7)     The stated value of the shares of each
series;

                    (8) The distinctive serial designation and the number of shares constituting a series; and

                    (9)     Any other preferences, privileges and
powers, and relative, participating, or
other special rights, and qualifications, limitations or restrictions of such series permitted by the laws of the Commonwealth of Kentucky, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Certificate of Incorporation.


                                ARTICLE V

            The affairs of the Corporation shall be managed and conducted by a Board of Directors. The number of directors shall be fixed by resolutions of the stockholders at their annual meeting or by the By-Laws, but shall never be less than fifteen.

            The Board of Directors of the Corporation may, from time to time, distribute to its stockholders out of capital surplus of the Corporation a portion of its assets in cash or property.
            The Board of Directors of the Corporation, to the extent not prohibited by law, shall have the power to cause the Corporation to repurchase shares of its own Common Stock and Preferred Stock to the full extent of its unreserved and unrestricted capital surplus, or any other surplus, available therefor.


                               ARTICLE VI

            Indemnification. Current and former directors and officers of the Corporation (and their heirs, executors and administrators) shall be indemnified to the maximum extent permitted or mandated by, and in accordance with, the Kentucky Business Corporation Act, as amended from time to time. The indemnification provided by this Article shall not be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

            The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or who while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.


                                ARTICLE VII

            Consideration of Certain Factors. The Board of Directors may base its response to any offer of another party to: (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (collectively, "Acquisition Proposals") upon an evaluation of the best interest of the Corporation and its shareholders. Relevant factors to be considered in such evaluation include, without limitation, the following:

            (a) The consideration being offered in the Acquisition Proposal, not only in relation to the then current market value of the Corporation's stock, but also in relation to
(i) the Board of Directors' then current estimate of the current or future value of the Corporation in a freely negotiated transaction, and (ii) the Board of Directors' then current estimate of the future value of the Corporation as an independent entity;

            (b) The social, legal and economic effects upon employees, customers and other constituents of the Corporation and its subsidiaries;

            (c) The social, legal and economic effects on the communities in which the Corporation and its subsidiaries operate or are located; and
            (d) The competence, experience and integrity of the acquiring party or parties and its or their management.


                               ARTICLE VIII

            Limitation on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) under KRS 271B.8-330; and (iv) from any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any limitation on the liability of a director of the Corporation with respect to matters arising before the time of such repeal or modification.

                                   *   *   *


                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                             MID-AMERICA BANCORP


            Pursuant to the provisions of KRS 271B.10-030 and KRS
271B.10-060, the following Articles of Amendment to the Articles of Incorporation of MID-AMERICA BANCORP, a Kentucky corporation
(the "Corporation") are hereby adopted:

         FIRST:  The name of the Corporation is Mid-America
     Bancorp.

         SECOND: Article V of the Corporation's Articles of
     Incorporation is deleted in its entirety and the following is inserted in lieu thereof:


                                 ARTICLE V

                     Number and Authority of Directors

             The Board of Directors shall consist of not fewer than 10 nor more than 21 individuals, with the exact number of individuals within such range to be determined by resolution of the Board of Directors from time to time. Except as otherwise set forth in the Kentucky Business Corporation Act, the Board of Directors shall have the authority to exercise all the corporate powers of the Corporation and shall manage all of the business and affairs of the Corporation."

             THIRD: The above designated amendment does not provide for an exchange, reclassification or cancellation of issued shares of stock of the Corporation.

             FOURTH: The designated amendment was adopted by the Corporation's Board of Directors on February 15,
     1993, and submitted for approval by the
     Corporation's shareholders.  The Corporation has
     8,205,358 outstanding shares of common stock, without par value, each such share entitled to vote on the amendment. 6,687,515 shares of the common stock were indisputably represented at a shareholders' meeting held on April 13, 1993 duly called in accordance with the Kentucky Business
     Corporation Act, with 6,608,991 votes
     indisputably cast in favor of the designated amendment, such votes being sufficient for approval of the amendment.

Dated:  April 14, 1993.

                                                MID-AMERICA BANCORP


                                                By: /s/ Orson Oliver
                                                    Orson Oliver, President

This instrument was prepared by:



/s/ Carmin Grandinetti
Carmin D. Grandinetti
GREENEBAUM DOLL & MCDONALD
3300 First National Tower
Louisville, Kentucky  40202
(502) 589-4200



                           ARTICLES OF AMENDMENT
                                 TO THE
                        ARTICLES OF INCORPORATION
                                   OF
                           MID-AMERICA BANCORP


                Pursuant to the provisions of KRS 271B.10-030 and KRS 271B.10-060, the undersigned corporation executes these Articles of Amendment to its Articles of Incorporation:

        FIRST:  The name of the corporation is MID-AMERICA
BANCORP.

        SECOND: The following amendments to the Articles of Incorporation of the corporation were adopted by the shareholders of the corporation in the manner prescribed by the Kentucky Business Corporation Act:

        First Amendment.  Article V of the Articles of
Incorporation is amended to read in its entirety as follows:

                          ARTICLE V

                 Number and Authority of Directors

        The Board of Directors shall consist of not fewer than 10 nor more than 21 individuals, with the exact number of individuals within such range to be determined by resolution of the Board of Directors from time to time. The directors shall be divided into three classes as nearly equal in number as may be. At the annual meeting of share- holders in 1994, one class of five directors shall be elected for a one-year term, one class of six directors shall be elected for a two-year term, and one class of six directors shall be elected for a three-year term.
     Commencing with the annual meeting of shareholders in 1995 and at each succeeding annual meeting, successors to the class of directors whose terms expire at such meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible.
     Any additional directors of a class shall hold office for a term which will coincide with the remaining term of the other directors of the class. Except as otherwise set forth in the Kentucky Business
     Corporation Act, the Board of Directors shall have the authority to exercise all the corporate powers of the Corporation and shall manage all of the business and affairs of the Corporation.


        Second Amendment.  Article IV of the Articles of
Incorporation is amended to read in its entirety as follows:

                         ARTICLE IV

        The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 12,750,000 shares which shall be divided into two classes as follows:

        12,000,000 shares of Common Stock, having no par value per share; and

        750,000 shares of Preferred Stock, having no par value per share.

        The designations, voting powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the above classes of stock shall be as follows:

        (a)     The Common Stock shall be without
     distinction as to powers, preferences and rights and such stock may be issued for such consideration as shall from time to time be fixed by the Board of Directors.

        (b) Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

        (c) Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such shareholder of record on the books of the Corporation on all matters voted upon by the stockholders except that at each election for directors, each holder of Common Stock entitled to vote at such election shall have the right to cast as many votes in the aggregate as equal the total number of shares of Common Stock held by such shareholder multiplied by the number of directors to be elected at such election; and each such shareholder may cast the whole number of votes for one candidate, or distribute such votes among two or more candidates.

        (d) The Board of Directors of the Corporation is hereby expressly authorized to issue shares of Preferred Stock, from time to time, in such series, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, and as are not stated or expressed in this Certificate of Incorporation or any amendment thereto including determination of any of the following:

                (1)     The rate of dividend;

                (2)     Whether shares may be redeemed and, if
     so, the redemption price and the terms and conditions of redemption;

                (3)     The amount payable upon shares in event
     of voluntary or involuntary liquidation;

                (4)     Sinking fund provisions, if any, for
     the redemption or purchase of shares;

                (5)     The terms and conditions, if any, on
     which shares may be converted;

                (6)     Voting rights, if any;

                (7)     The stated value of the shares of each
     series;

                (8)     The distinctive serial designation and
     the number of shares constituting a series; and

                (9) Any other preferences, privileges and powers, and relative, participating, or other special rights, and qualifications, limitations or restrictions of such series permitted by the laws of the Commonwealth of Kentucky, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Certificate of Incorporation.

        THIRD: Neither of the amendments provides for an exchange, reclassification or cancellation of issued shares.

        FOURTH: The date of the adoption of each of the amendments was April 21, 1994.

        FIFTH: The amendments were approved at a meeting of shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by the sole voting group entitled to vote separately on each of the amendments and number of votes indisputably represented at the meeting are as follows:

  Designation   Number of    Number of Votes    Number of Votes
               Outstanding    Entitled to be      Indisputably
                  Shares           Cast        Represented at the
                             by Sole Voting         Meeting
                                  Group

Common Stock    8,518,866       8,518,866           7,416,226


        SIXTH: The total number of votes cast for and against each of the amendments to the Articles of Incorporation by the sole voting group entitled to vote separately thereon is as follows:

                For the amendment to Article V:

                                Votes Cast For          Votes Cast Against

                                     6,073,763                 575,060

                For the amendment to Article IV:

                                Votes Cast For          Votes Cast Against

                                     7,192,556                 140,142


Dated this 10th day of March, 1995.

                                                MID-AMERICA BANCORP


                                                By /s/ Orson Oliver
                                                   Orson Oliver, President


THIS INSTRUMENT PREPARED BY:


/s/ Cynthia W. Young
Cynthia W. Young
WYATT, TARRANT & COMBS
Citizens Plaza
Louisville, Kentucky  40202
(502) 589-5235









                         ARTICLES OF AMENDMENT
                               TO THE
          AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                 OF
                         MID-AMERICA BANCORP

        Pursuant to KRS 271B.6-010(3) and KRS 271B.6-020(4), these Articles of Amendment to the Amended and Restated Articles of Incorporation of Mid-America Bancorp (the "Corporation") are being delivered to the Kentucky Secretary of State for filing.
The information required by KRS271B.6-020(4) is as follows:

     FIRST:  The name of the Corporation is Mid-America
Bancorp

     SECOND: These Articles of Amendment amend current ARTICLE IV of the Corporation's Amended and Restated Articles of Incorporation by establishing a new Junior Participating Preferred Stock. As amended, a new subsection (e) shall be added to ARTICLE IV, which subsection (e) shall read in its entirety as follows:

     "(e)    Junior Participating Preferred Stock.

          (1) Designation. The designation of the series of the Preferred Stock created by the Board of Directors shall be "1998A Junior Participating
     Preferred Stock (hereinafter called this "Series") and the number of shares constituting this Series one hundred twenty thousand (120,000).

          (2)     Dividends.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of this Series, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series. If the Corporation shall at any time after March 13, 1998 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of this Series were entitled immediately before such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event (the "Adjustment Ratio").

            (B) The Corporation shall declare a dividend or distribution on this Series as provided in clause (A) of the preceding paragraph (1) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on this Series shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

            (C) Dividends shall begin to accrue and be cumulative on outstanding shares of this Series from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of this Series unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days before the date fixed for the payment thereof.

            (D) No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking. as to dividends. on a parity with or junior to this Series for any period unless full cumulative dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other Preferred Stock bear to each other. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash- property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series that may be in arrears.

            (E) So long as any shares of this Series are outstanding no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in subsection (e)(2)(D) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation. nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid for all past dividend payment periods.

    (3) Conversion or Exchange. The holders of shares of this Series shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

    (4)     Voting Rights.  The holders of shares of a Series
1998A Junior Participating Preferred Stock shall have the following voting rights:

            (A) Each share of Series 1998A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to 100 multiplied by the Adjustment Ratio on all matters submitted to a vote of the stockholders of the Corporation.

            (B) Except as required by law or the Corporation's Articles of Incorporation, holders of Series 1998A Junior
Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are titled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

    (5)      Liquidation Rights.

            (A) Upon the dissolution, liquidation (voluntary or otherwise), or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation, before any payment of distribution shall be made on the Common Stock, or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $7,500.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution
(the "Liquidation Preference"). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of shares of this Series unless, prior thereto, the holders of shares of Common
Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subsection (e)(5)(B) below to reflect such events as stock splits. stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Junior Participating
Preferred Stock and Common Stock, respectively, holders of this Series and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

            (B) If the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding, Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately before such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

            (C) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall be deemed a voluntary, dissolution, liquidation or winding up of the Corporation for the purposes of this subsection
(e)(5), but the merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, for the purposes of this subsection (e)(5).

            (D) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this subsection (e)(5), the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

            (E) If the assets of the Corporation available for distribution to the holders of shares of this Series upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subsection (e)(5)(A), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

    (6)     Priority.       For purposes of this resolution, any
stock of any class or classes of the Corporation shall be deemed to rank:

            (A) prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

            (B) on a parity with shares of this Series. either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, Without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series;
and

            (C) junior to shares of this Series, either as to dividends or upon liquidation, if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be. in preference or priority to the holders of shares of such class or classes. "

     THIRD: These Articles of Amendment were duly adopted by the Corporation's Board of Directors on February 23, 1998.
Shareholder approval was not required.

                                                        / S /
                                                        Bertram W. Klein
                                                        Chairman of the Board

                                                        Date: March 2, 1998


                         ARTICLES OF AMENDMENT
                               TO THE
             AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                 OF
                          MID-AMERICA BANCORP

        These Articles of Amendment to the Amended and Restated
Articles of Incorporation of Mid-America Bancorp (the
"Corporation") are being delivered to the Kentucky Secretary of
State for filing pursuant to KRS 271B.10-060.   The information
required by KRS 271B.10-060 is as follows:

     FIRST:   The name of the Corporation is Mid-America
Bancorp.

     SECOND:  These Articles of Amendment amend the
Corporation's Amended and Restated Articles of Incorporation by adding new ARTICLES IX, X and XI (the "Amendments"), which read in their entirety as follows:

                             ARTICLE IX

                     Certain Voting Requirements

     (a) In addition to any other requirements required by law or these Articles of Incorporation, except as specified in (b) below, a vote of the holders of at least seventy-five percent (75%) of the number of outstanding shares of each class of the capital stock of the Corporation shall be required to approve:

          (i) The sale of all or substantially all of the assets of the Corporation;

          (ii) The sale of all or substantially all of the assets of any Subsidiary;

          (iii)   The sale of all or part of the shares
          of any Subsidiary owned by the Corporation;

          (iv)    The distribution, by way of spinoff,
          dividend or other similar transaction of any shares of any Subsidiary or any assets thereof;

          (v) Any merger or share exchange to which the Corporation or any Subsidiary is a party;

          (vi)    Any split-off or split-up of the
          Corporation; or

          (vii)A plan of dissolution of the Corporation.

     (b) The voting requirements of this Article shall not apply to a transaction specified in (a)(i) through (a)(vii) where:


          (i) Any other provision of law or these Articles specifies a higher voting requirement, including, without limitation, Article X
          ["Business Combinations"] and KRS 271B.12-
          210; or

          (ii)    The proposed action has received the
          approval of a majority of the directors of the Corporation then holding office.

     (c) For purposes of this Article, "Subsidiary" shall mean any corporation more than 50 % of whose outstanding stock having voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more
          Subsidiaries.

                        ARTICLE X

                  Business Combinations

        The requirements of a shareholder vote and board approval in Section 271B.12-210 of the Kentucky
     Revised Statutes (the "Business Combinations Statute") shall apply only to any Business Combination of the Corporation with a person who becomes an Interested
     Shareholder of the Corporation at any time after the effective time of this Article X pursuant to KRS 271B.
     1-230. For purposes of this Article X, "Business
     Combination" and "Interested Shareholder" shall have the meanings set forth in the Business Combinations
     Statute; provided, however that a person who beneficially owns 10% or more of the voting power of outstanding voting stock of the Corporation at the effective time of this Article X shall not become an Interested Shareholder unless and until such time as such person shall become the beneficial owner of 24% or more of the voting power of outstanding voting stock of the Corporation solely as a result of such person's acquiring beneficial ownership of additional shares of voting stock of the Corporation (other than shares acquired as a result of the death of a parent or spouse or acquired pursuant to a profit-sharing, stock-based incentive compensation or other employee benefit plan maintained by the Corporation, to a dividend or distribution paid or made by the Corporation on the outstanding voting stock in shares of the same class of stock, or to a split or subdivision of the outstanding voting stock).

                            ARTICLE XI

              Amendment or Repeal of Certain Articles

     (a)  Certain Definitions. For the purposes of this
          Article:

          (i) A "Person" shall mean any individual, firm, trust, estate, corporation or business organization.

          (ii)    "Interested Shareholder" shall mean any
          Person (other than the Corporation or any Subsidiary) who or which:

               (1)     becomes the beneficial owner, directly
               or indirectly, of more than 15 % of the
               combined voting power of the then
               outstanding shares of Voting Stock
               after the date this Article takes
               effect; or

               (2)     beneficially owns, directly or
               indirectly, more than 15 % of the
               combined voting power of the then
               outstanding shares of Voting Stock at
               the date this Article takes effect, but
               only if, and at such time as, the
               Person becomes the beneficial owner of
               24% or more of the outstanding shares
               of Voting Stock solely as a result of
               such Person's acquiring beneficial
               ownership of additional shares of
               Voting Stock (other than shares
               acquired as a result of the death of a
               parent or spouse or acquired pursuant
               to a profit-sharing, stock-based
               incentive compensation or other
               employee benefit plan maintained by the
               Corporation, to a dividend or
               distribution paid or made by the
               Corporation on the outstanding Voting
               Stock in shares of the same class of
               stock, or to a split or subdivision of
               the outstanding Voting Stock); or

               (3)     is an Affiliate of the Corporation,
               became the beneficial owner (directly
               or indirectly) of more than 15 % of the
               combined voting power of the then
               outstanding shares of Voting Stock
               after the date this Article takes
               effect, and at any time within the
               two-year period immediately prior to
               the date in question was the beneficial
               owner (directly or indirectly) of 15 %
               or more of the combined voting power of
               the then outstanding shares of Voting
               Stock; or

               (4)     is an assignee of or has otherwise
               succeeded to the beneficial ownership
               of any shares of Voting Stock that were
               at any time within the two-year period
               immediately prior to the date in
               question beneficially owned by any
               Interested Shareholder, if such
               assignment or succession shall have
               occurred in the course of a transaction
               or series of  transactions not
               involving a public offering within the
               meaning of the Securities Act of 1933.

          (iii)   A Person shall be a "beneficial owner"
          of any Voting Stock:

               (1)     which such Person or any of its
               Affiliates or Associates beneficially
               owns, directly or indirectly; or

               (2)     which such Person or any of its
               Affiliates or Associates has (A) the
               right to acquire (whether such right is
               exercisable immediately or only after
               the passage of time), pursuant to any
               agreement, arrangement or understanding
               or upon the exercise of conversion
               rights, exchange rights, warrants or
               options, or otherwise, or (B) the right
               to vote or direct the vote pursuant to
               any agreement, arrangement or
               understanding; or

               (3)     which are beneficially owned, directly
               or indirectly, by any other Person with
               which such Person or any of its
               Affiliates or Associates has any
               agreement, arrangement or understanding
               for the purpose of acquiring, holding,
               voting or disposing of any shares of
               Voting Stock.

          (iv) For the purposes of determining whether a person is an Interested Shareholder pursuant to (a) (ii) of this Article, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of (a)(iii) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (v)     "Affiliate" and "Associate" shall have the
          respective meanings ascribed to such terms
          in Rule l2b-2 of the General Rules and
          Regulations under the Securities Exchange
          Act of 1934, as in effect on January 1,
          1998

          (vi) "Subsidiary" shall mean any corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more
          Subsidiaries; provided, however, that for the purposes of the definition of Interested
          Shareholder set forth in (a)(ii) of this Article, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (vii)"Disinterested Director" shall mean (1) any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, or (2) any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested
          Director by a majority of Disinterested
          Directors then on the Board of Directors.

          (viii)"Voting Stock" shall mean the voting power of the then outstanding shares of all classes and series of the Corporation entitled to vote generally in the election of directors.
     (b) Notwithstanding anything in these Articles of Incorporation to the contrary and in addition to any affirmative vote required by law, the affirmative vote of the Required Proportion (as defined below) of Voting Stock shall be required to alter, amend, or repeal Articles V [Number and Authority of Directors], VI [Indemnification],
     VII [Consideration of Certain Factors], VIII
     [Limitation of Director Liability], IX [Certain
     Voting Requirements], X [Business Combinations], or XI [Amendment or Repeal of Certain Articles] of these Articles of Incorporation or to adopt any provision inconsistent therewith.

     (c) For purposes of paragraph (b) of this Article, the Required Proportion shall be calculated by dividing (i) the sum of (1) the number of shares of Voting Stock beneficially owned by any Interested Shareholder, directly or indirectly, plus (2) seventy percent (70%) of all the remaining shares of Voting Stock not beneficially owned by any Interested Shareholder, directly or indirectly, by (ii) the total number of shares of Voting Stock.

     (d) A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a Person is an Interested Shareholder,
     (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another
     Person and whether a director is unaffiliated with an Interested Shareholder, and (iv) whether the requirements of paragraph (b) of this Article have been met with respect to any shareholder vote specified therein. The good faith determination of a majority of the Disinterested
     Directors on such matters shall be conclusive and binding for all purposes of this Article.

THIRD: None of the Amendments provides for an exchange, reclassification, or cancellation of issued shares.

FOURTH:         The Amendments were adopted by holders of the
Corporation's common stock, the Corporation's sole class of issued and outstanding shares, at the Corporation's 1998 Annual Meeting of Shareholders (the " 1998 Annual Meeting") on April 16, 1998. There were 9,890,490 shares of common stock issued, outstanding and entitled to vote at the 1998 Annual Meeting, of which 8,404,825 shares were indisputably represented at the 1998 Annual Meeting. The total number of shares of common stock cast for, against, abstaining from, or not voted upon the proposals to approve each of the Amendments at the 1998 Annual Meeting were as follows:

                          For       Against     Abstain     Not Voted

ARTICLE IX            6,250,769     499,935     31,865      1,622,256

ARTICLE X             6,276,701     480,379     47,236      1,600,509

ARTICLE XI            6,243,756     508,445     30,368      1,622,256


                                         - S -
                                         Bertram W. Klein
                                         Chairman of the Board

                                         Date:  January 5, 1999

                                         - S -
                                         Gail Mount
                                         Secretary

                                         Date: January 5, 1999